Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (File No. 333-293439) of our report dated April 28, 2026, with respect to the financial statements of Trident Digital Tech Holdings Ltd (the “Company”) included in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ HYYH CPA. LLC

HYYH CPA. LLC

Baltimore, Maryland

April 28, 2026